Minimum Guaranteed

Income Benefit Rider

ING USA

ANNUITY AND LIFE

INSURANCE COMPANY

ING USA is a stock company domiciled in Iowa

(HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Minimum Guaranteed Income Benefit Rider (this “Rider”) is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

Benefits provided and charges made under the terms and conditions of this Rider are described below. This Rider will remain in effect until terminated under the conditions described below.

IMPORTANT TERMS

The Contract means the Contract to which this Rider is attached. The term Contract shall mean Certificate when the Rider is attached to a Certificate.

The term Credit is defined in the Contract or its Riders and Endorsements. If not defined in the Contract or its Riders and Endorsements, the Credit shall be zero.

A Determination Date is any date on which the applicable MGIB Ratchet Base is determined. Determination Dates are defined in the Contract Schedule.

Eligible Premiums are premiums paid on or after the Rider date but within the Eligible Premium Time Period as defined in the Contract Schedule.

An Exercise Date is any date on which the MGIB option can be exercised. Exercise Dates are defined in the Contract Schedule.

The MGIB is the minimum guaranteed income benefit provided in this Rider.

The Rider Date is the date this Rider becomes effective. The Rider Date is the same as the Contract Date unless a different Rider Date is shown in the Contract Schedule.

INVESTMENT OPTION CLASSIFICATIONS

The following investment option classifications are used to determine the MGIB (as described below in the “Minimum Guaranteed Income Benefit Calculation”):

Covered Funds, applicable to this Rider and existing on the Rider Date, are any investment options not designated as Special Funds or Excluded Funds. We may classify newly available investment options as Covered Funds. We may reclassify an existing investment option as a Covered Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option (s) after the date of change. While the Rider is in effect, any investments in Fixed Allocation Funds are to be considered as Covered Funds for purposes of determining the applicable MGIB Rollup Base, as well as any applicable death benefit under the Contract.

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Special Funds, applicable to this Rider and existing on the Contract Date, are defined in the Contract Schedule. We may classify newly available investment options as Special Funds. We may reclassify an existing investment option as a Special Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Excluded Funds, applicable to this Rider and existing on the Contract Date, are defined in the Contract Schedule. We may classify newly available investment options as Excluded Funds. We may reclassify an existing investment option as an Excluded Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

The following investment option classifications are used for the purpose of “MGIB Rebalancing” (as described below):

Accepted Funds, applicable to this Rider and existing on the Rider Date, are defined in the Contract Schedule. We may classify newly available investment options as Accepted Funds. We may reclassify an existing investment option as an Accepted Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Non-Accepted Funds, applicable to this Rider and existing on the Rider Date, are all investment options designated as Fixed Allocation Funds or Other Funds.

Fixed Allocation Funds, applicable to this Rider and existing on the Rider Date, are defined in the Contract Schedule. We may classify newly available investment options as Fixed Allocation Funds. We may reclassify an existing investment option as a Fixed Allocation Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Other Funds, applicable to this Rider and existing on the Rider Date, are any investment options not designated as Accepted Funds or Fixed Allocation Funds. We may classify newly available investment options as Other Funds. We may reclassify an existing investment option as an Other Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

MINIMUM GUARANTEED INCOME BENEFIT CALCULATION

This Rider provides an option to receive the MGIB instead of the standard Annuity Payments payable under the Contract. The MGIB may only be exercised on Exercise Dates. This Rider has no Cash Surrender Value.

The MGIB is calculated as follows:

(1)	The MGIB Benefit Base (as defined below) on the Exercise Date, less any surrender charges and Premium Tax, and after any Market Value Adjustment, multiplied by;
(2)	The applicable MGIB Income Plan Factor (as defined below) on the Exercise Date.

MGIB Benefit Base Definition

The MGIB Benefit Base for determining the MGIB on the Exercise Date is the greater of (1) and (2), where:

(1)	Is the lesser of the Maximum MGIB Rollup Base (as defined below) and the sum of (a), (b), and (c) where:
(a)	is the MGIB Rollup Base for Covered Funds (as defined below); and
(b)	is the MGIB Rollup Base for Special Funds (as defined below); and
(c)	is the Accumulation Value allocated to Excluded Funds; and

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(2)	Is the sum of (a) and (b) where:
(a)	is the MGIB Ratchet Base for Covered Funds and Special Funds (as defined below); and
(b)	is the Accumulation Value allocated to Excluded Funds.

Calculation of the MGIB Rollup Bases

Maximum MGIB Rollup Base

The Maximum MGIB Rollup Base is defined in the Contract Schedule. Any addition to the Accumulation Value due to spousal continuation will have no effect on any of the MGIB Rollup Bases (as defined below) or the Maximum MGIB Rollup Base. Partial Withdrawals will reduce the Maximum MGIB Rollup Base on a pro-rata basis.

MGIB Rollup Base for Covered Funds

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Covered Funds is the initial premium plus any Credits, if applicable, allocated to Covered Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Covered Funds is equal to the Accumulation Value allocated to Covered Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds, plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals (including applicable surrender charges and Market Value Adjustments) and transfers, accumulated for the calculation period at the “MGIB Rollup Rate” (as described below).

MGIB Rollup Base for Special Funds

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Special Funds is the initial premium plus any Credits, if applicable, allocated to Special Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Special Funds is equal to the Accumulation Value allocated to Special Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Special Funds is increased by Eligible Premiums paid and allocated to Special Funds, plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals (including applicable surrender charges and Market Value Adjustments) and transfers. The MGIB Rollup Rate does not apply to the calculation of the MGIB Rollup Base for Special Funds.

MGIB Rollup Base for Excluded Funds

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Excluded Funds is the initial premium plus any Credits, if applicable, allocated to Excluded Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Excluded Funds is equal to the Accumulation Value allocated to Excluded Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Excluded Funds is increased by Eligible Premiums paid and allocated to Excluded Funds, plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals (including applicable surrender charges and Market Value Adjustments) and transfers, accumulated for the calculation period at the “MGIB Rollup Rate” (as described below).

Effect of Transfers on the Applicable MGIB Rollup Base

Net transfers from Special Funds, Covered Funds or Excluded Funds will reduce the applicable MGIB Rollup Base on a pro-rata basis. This transfer adjustment is equal to (1) divided by (2) multiplied by (3), where:

(1)	Is the Accumulation Value transferred;
(2)	Is the Accumulation Value immediately prior to the transfer; and
(3)	Is the amount of the applicable MGIB Rollup Base immediately prior to the transfer.

Separate adjustments will apply to Covered Funds, Special Funds and Excluded Funds.

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Net transfers from Special Funds to Covered Funds or Excluded Funds will result in a corresponding increase in the MGIB Rollup Base for Covered Funds or the MGIB Rollup Base for Excluded Funds, as applicable. The amount of such increase will equal the reduction in the MGIB Rollup Base for Special Funds.

Net transfers from Covered Funds to Special Funds or Excluded Funds will result in a corresponding increase in the MGIB Rollup Base for Special Funds or the MGIB Rollup Base for Excluded Funds, as applicable. The amount of such increase will equal the reduction in the MGIB Rollup Base for Covered Funds.

Net transfers from Excluded Funds to Covered Funds or Special Funds will result in a corresponding increase in the MGIB Rollup Base for Covered Funds or the MGIB Rollup Base for Special Funds, as applicable. The amount of such increase will equal the lesser of the reduction in the MGIB Rollup Base for Excluded Funds and the net Accumulation Value transferred.

Effect of Partial Withdrawals on the Applicable MGIB Rollup Base

The applicable MGIB Rollup Base will be reduced by a pro-rata Partial Withdrawal adjustment (including applicable surrender charges and Market Value Adjustments) each time a Partial Withdrawal is made. The pro-rata Partial Withdrawal adjustment is equal to (1) divided by (2), multiplied by (3), where:

(1)	Is the Accumulation Value withdrawn;
(2)	Is the Accumulation Value immediately prior to withdrawal; and
(3)	Is the amount of the applicable MGIB Rollup Base immediately prior to the Partial Withdrawal.

Separate adjustments will apply to Covered Funds, Special Funds and Excluded Funds.

MGIB Rollup Rate

The MGIB Rollup Rate is defined in the Contract Schedule. The MGIB Rollup Rate will be set to zero on the earlier of (1) and (2); where:

(1)	Is the Contract Anniversary on which the Owner’s Attained Age equals the Maximum MGIB Rollup Age defined in the Contract Schedule; and
(2)

Is the date the sum of the MGIB Rollup Base for Covered Funds, the MGIB Rollup Base for Special Funds and the MGIB Rollup Base for Excluded funds is equal to or would exceed the “Maximum MGIB Rollup Base” (as described above).

Calculation of the MGIB Ratchet Bases

MGIB Ratchet Base for Covered Funds and Special Funds

If this Rider is effective as of the Contract Date, the MGIB Ratchet Base for Covered Funds and Special Funds is the initial premium plus any Credits, if applicable, allocated to Covered Funds and Special Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Ratchet Base for Covered Funds and Special Funds is equal to the Accumulation Value allocated to Covered Funds and Special Funds on the Rider Date. Thereafter, the MGIB Ratchet Base for Covered Funds and Special Funds is calculated as follows:

(1)	Start with the MGIB Ratchet Base for Covered Funds and Special Funds from the most recent prior Determination Date.
(2)	Add to (1) any additional Eligible Premiums and any Credits allocated to Covered Funds and Special Funds since the most recent prior Determination Date.
(3)	Add to (or subtract from) (2) adjustments for transfers and any Partial Withdrawal adjustments (including applicable surrender charges and Market Value Adjustments) for any

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Partial Withdrawals taken from Covered Funds and Special Funds since the most recent prior Determination Date.

(4)

On a Determination Date that occurs on or prior to the date on which the Owner’s Attained Age equals the Maximum MGIB Ratchet Age defined in the Contract Schedule, we set the MGIB Ratchet Base for Covered Funds and Special Funds equal to the greater of (3) or the Accumulation Value in Covered Funds and Special Funds minus any fees and charges incurred as of such date. At any other time, the MGIB Ratchet Base for Covered Funds and Special Funds is equal to (3).

For purposes of this calculation on the first Determination Date, the Rider Date is the “most recent prior Determination Date.”

MGIB Ratchet Base for Excluded Funds

If this Rider is effective as of the Contract Date, the MGIB Ratchet Base for Excluded Funds is the Initial Premium Payment plus any Credits, if applicable, allocated to Excluded Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Ratchet Base for Excluded Funds is equal to the Accumulation Value allocated to Excluded Funds on the Rider Date. Thereafter, the MGIB Ratchet Base for Excluded Funds is calculated as follows:

(1)	Start with the MGIB Ratchet Base for Excluded Funds from the most recent prior Determination Date.
(2)	Add to (1) any additional Eligible Premiums and any Credits allocated to Excluded Funds since the most recent prior Determination Date.
(3)

Add to (or subtract from) (2) adjustments for transfers and any Partial Withdrawal adjustments (including applicable surrender charges and Market Value Adjustments) for any Partial Withdrawals taken from Excluded Funds since the most recent prior Determination Date.

(4)

On a Determination Date that occurs on or prior to the date on which the Owner’s Attained Age equals the Maximum MGIB Ratchet Age defined in the Contract Schedule, we set the MGIB Ratchet Base for Excluded Funds equal to the greater of (3) or the Accumulation Value in Excluded Funds minus any fees and charges incurred as of such date. At any other time, the MGIB Ratchet Base for Excluded Funds is equal to (3).

For purposes of this calculation on the first Determination Date, the Rider Date is the “most recent prior Determination Date.”

Effect of Transfers on the Applicable MGIB Ratchet Base

Net transfers from Special Funds and/or Covered Funds to Excluded Funds will reduce the MGIB Ratchet Base for Covered Funds and Special Funds on a pro-rata basis. The resulting increase in the MGIB Ratchet Base for Excluded Funds will equal the reduction in the MGIB Ratchet Base for Covered Funds and Special Funds.

Net transfers from Excluded Funds to Covered Funds and/or Special Funds will reduce the MGIB Ratchet Base for Excluded Funds on a pro-rata basis. The resulting increase in the MGIB Ratchet Base for Covered Funds and Special Funds will equal the lesser of the reduction in the MGIB Ratchet Base for Excluded Funds and the net Accumulation Value transferred.

Effect of Partial Withdrawals on the Applicable MGIB Ratchet Base

The applicable MGIB Ratchet Base will be reduced by a pro-rata Partial Withdrawal adjustment (including applicable surrender charges and Market Value Adjustments) each time a Partial Withdrawal is made. The pro-rata Partial Withdrawal adjustment is equal to (1) divided by (2), multiplied by (3), where:

(1)	Is the Accumulation Value withdrawn;
(2)	Is the Accumulation Value immediately prior to withdrawal; and
(3)	Is the amount of the applicable MGIB Ratchet Base immediately prior to the Partial Withdrawal.

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Separate adjustments will apply to Covered Funds and Special Funds and to Excluded Funds.

MGIB REBALANCING

If, on any MGIB Rebalancing Date (as defined below) the Accumulation Value in Fixed Allocation Funds is less than the Minimum Fixed Allocation Fund Percentage of the total Accumulation Value in Non-Accepted Funds, as defined in the Contract Schedule, we will automatically rebalance the Accumulation Value allocated to Non-Accepted Funds to restore the minimum requirement.

MGIB Rebalancing Dates are defined as the following:

(1)	Each Automatic MGIB Rebalancing Date as defined in the Contract Schedule;
(2)	The day any additional premiums are paid;
(3)	The day any transfer/reallocation among Fixed Allocation Funds or Other Funds occurs, whether automatic or specifically directed by you;
(4)	The day of any withdrawal from Fixed Allocation Funds or Other Funds; and
(5)	The day you elect the “Partial Annuity Benefit Option” (as described below).

Such rebalancing will occur, pro-rata, among Non-Accepted Funds and will be the last transaction processed on that date. No MGIB Rebalancing will occur if you are entirely invested in Accepted Funds.

MGIB CHARGE

The charge for this Rider (the “MGIB Charge”) will be deducted from the Contract’s Accumulation Value on each quarterly Contract Anniversary, in arrears, from the Accumulation Value in the Variable Separate Account Divisions, in the same proportion that the Accumulation Value in each division bears to the total Accumulation Value in the Variable Separate Account. If there is insufficient Accumulation Value in the Variable Separate Account, charges will be deducted from the Fixed Allocations nearest maturity. A Market Value Adjustment may be applied to charges deducted from the Fixed Allocations. The MGIB Charge is a percentage of the MGIB Charge Base (as defined below) on the date the MGIB Charge is deducted. Charges for this Rider will not exceed the MGIB Charge in effect on the Rider Date, but we may, at any time, charge less at our sole discretion. The MGIB Charge will never exceed the Maximum MGIB Charge defined in the Contract Schedule.

The MGIB Charge Base is the greater of (1) and (2), where:

(1)	Is the lesser of the Maximum MGIB Rollup Base and the sum of (a), (b), and (c) where:
(a)	is the MGIB Rollup Base for Covered Funds; and
(b)	is the MGIB Rollup Base for Special Funds; and
(c)	is the MGIB Rollup Base for Excluded Funds; and
(2)	Is the sum of (a) and (b) where:
(a)	is the MGIB Ratchet Base for Covered Funds and Special Funds; and
(b)	is the MGIB Ratchet Base for Excluded Funds.

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract’s Accumulation Value to an Annuity Option, the MGIB Charge for that portion of the current quarter completed will be deducted from the Contract’s Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGIB Charge Base immediately prior to termination.

RIDER TERMINATION

This Rider will terminate immediately if any of the following events occur:

(1)	If the Contract to which this Rider is attached terminates;
(2)	If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner; or,
(3)	If the Owner is not a natural person and the Annuitant dies.

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(4)	If the Ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner.
(5)	If the Accumulation Value is insufficient to pay the MGIB Charge.

This Rider has no surrender value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

MGIB ANNUITY PAYMENTS AND ANNUITY OPTIONS

Election of MGIB

The MGIB is a minimum periodic income. The MGIB will be paid monthly, unless you elect to receive it less frequently. You can elect to receive the MGIB on a monthly, quarterly, semi-annual, or annual basis. If you elect to receive the MGIB, you must provide us satisfactory written election at our Customer Service Center within the 30 days prior to an Exercise Date. Your election will become effective as of the Exercise Date following receipt of your written election. On and after the Exercise Date that you elect to begin receiving the MGIB:

(1)	No other benefits under the Contract are payable;
(2)	No additional Premium Payments may be made under the Contract;
(3)	No further Rider charges will be deducted; and
(4)	All charges under the Contract will cease.

Partial Annuity Benefit Option

On any Exercise Date before the MGIB has been exercised, you may elect to apply the Partial Annuity Benefit Percentage, as defined in the Contract Schedule, to any one of the MGIB Annuity Options available. The Partial Annuity Benefit Percentage will then be used to determine the MGIB Annuity Payments. Annuity Payments under this option will not be less than the Annuity Payments the Contract would otherwise provide using the same percentage of the Contract's Accumulation Value and the same Annuity Option. The Contract's Accumulation Value will be reduced on a pro-rata basis and the reduction will be treated as a Partial Withdrawal under the Contract. Any subsequent exercise of the MGIB must be for 100% of the MGIB Benefit Base remaining under the Rider.

Premium Taxes

Any premium taxes paid by us relating to premiums for the Contract will be deducted from the MGIB Benefit Base prior to determining the amount of MGIB payable.

Notification

The Company will notify you of your options not less than 30 days prior to an Exercise Date.

MGIB Annuity Options

The following are the MGIB Annuity Options available:

(1)	Income for life (single life or joint with 100% survivor) with 10-20 years certain;
(2)	Years certain income for 20-30 years certain.
(3)	Any other Annuity Option offered by us in connection with the Rider on the Exercise Date.

You may also elect to have payments increase annually at 1%, 2% or 3% compounded annually. For each option, we will issue a separate written agreement putting the Option into effect.

MGIB Income Plan Factors

MGIB Income Plan Factors are calculated using interest at a rate of [1.5%] per annum and, where applicable, the [Annuity 2000] Mortality Table with improvements based on Projection Scale [G].

Monthly Income Plan Factors for certain ages are shown below. Factors shown are per $1000 of Rider proceeds applied to the Annuity Option. Income Plan Factors for other ages and/or payment frequencies are available upon request.

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Annuity Payments made under option 1 will be paid for a minimum fixed period and for the life of the Annuitant after such fixed period. If the Annuitant dies during such fixed period, payments will continue until the end of such fixed period.

MGIB Income Plan Factors for option 1 vary by sex and age of the Annuitant on the Exercise Date that MGIB payments begin. By age, we mean the Annuitant's age on his or her birthday nearest the Exercise Date that Annuity Payments begin.

Table of Income for Income for Life with Years Certain	Table of Income for a Fixed Period
(Option 1)	(Option 2)

Age	Male/Female 10 Year Certain	Male/Female 20 Year Certain	Years	Income
50 55 60 65 70 75 80 85 90	[$3.01/2.78 3.37/3.09 3.83/3.49 4.43/4.02 5.19/4.72 6.08/5.63 7.04/6.70 7.90/7.72 8.51/8.44	$2.95/2.75 3.25/3.03 3.60/3.37 3.98/3.76 4.33/4.17 4.59/4.51 4.75/4.72 4.80/4.80 4.81/4.81]	20 21 22 23 24 25 26 27 28 29 30	[$4.81 4.62 4.44 4.28 4.13 3.99 3.86 3.75 3.64 3.54 3.44]

Signed;

Secretary

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